Exhibit 99.1

Investor Contact: Allison Good The Smith & Wollensky Restaurant Group Phone: 212-838-2061 Email: agood@swrg.com

The Smith & Wollensky Restaurant Group Announces September Sales

New York, October 6, 2005 – The Smith & Wollensky Restaurant Group, Inc. (Nasdaq: SWRG) today announced sales for the third quarter and the fiscal month September 2005.

Total consolidated restaurant sales for the third quarter ended October 3, 2005 were approximately $26.8 million, up 9.5% from the third quarter of 2004. For the fiscal month of September 2005, total consolidated restaurant sales were $11.1 million, up 11.0% from September 2004. As announced previously, the Smith & Wollensky location in New Orleans was closed on August 28, 2005. That restaurant will remain closed as the Company continues to evaluate the extent of water and property damage to the building. The Smith & Wollensky Restaurant Group, Inc. and the New Orleans location maintain insurance policies that cover certain losses relating to flood and wind damage, as well as business interruption. Results for 2004 include the sales for the Smith & Wollensky location in New Orleans for the entire period. Results for 2005 include the sales for New Orleans only through August 28.

In order to offer an appropriate comparison, New Orleans sales have been omitted from the comparable consolidated restaurant sales calculation for 2004 and 2005. Comparable consolidated restaurant sales for the third quarter were approximately $24.5 million, an increase of 4.1% from September 2004. For the fiscal month of September, comparable consolidated restaurant sales increased 8.5% to $10.3 million, as compared to the $9.5 million for September 2004. Comparable consolidated sales include only units that have been open for 15 months or longer.

Chairman and CEO Alan Stillman said, “This month marks the most extreme impact of weather on our sales since we have been a public company. In addition to the continued closure of our New Orleans location as a result of Hurricane Katrina and its aftermath, Hurricane Rita forced closure of our Houston restaurant for four days and impacted sales for several days following the storm. We continue to work to find positions throughout the country for our displaced New Orleans employees, some of whom are already working in our other units.”

About Smith & Wollensky Restaurant Group

The Smith & Wollensky Restaurant Group develops and operates high-end, high-volume restaurants in major cities across the United States. The original Smith & Wollensky, a traditional New York steakhouse, opened in 1977 and is currently believed to be one of the largest-grossing à la carte restaurants in the country. Since its inception, the company has grown to include 16 restaurants, including Smith & Wollensky in New York, Miami Beach, Chicago, New Orleans, Las Vegas, Washington, D.C., Philadelphia, Columbus, Dallas, Houston, and Boston. SWRG also operates five other restaurants in New York, including Cité, Maloney & Porcelli, Manhattan Ocean Club, Park Avenue Café, and The Post House.

Except for historical information contained herein, the statements made in this press release regarding the Company’s business, strategy and results of operations are forward-looking statements which are based on management’s beliefs and information currently available to management. Readers are cautioned not to put undue reliance on such forward-looking statements, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from such statements. Factors that may cause such differences include changes in economic conditions generally or in each of the markets in which the Company is located, unanticipated changes in labor or food costs, changes in consumer preferences, the level of competition in the high-end segment of the restaurant industry and the success of the Company’s growth strategy. For a more detailed description of such factors, please see the Company’s filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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